Exhibit 99.1

First Foundation Inc. Raises Common Stock Dividend by 40%

IRVINE, CA — January 28, 2020 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank (the “Company”), announced today that on January 28, 2020 its Board of Directors declared a quarterly cash dividend of $0.07 per common share. The cash dividend is payable on March 16, 2020 to stockholders of record at the close of business on March 5, 2020.

First Foundation initiated its cash dividend in the first quarter of 2019. The 2020 first quarter cash dividend of $0.07 per share is equivalent to $0.28 annually, as compared to the total cash dividends of $0.20 per share paid in 2019. To date, the Company has returned $9 million to shareholders through cash dividends.

“I am pleased we are able to increase our cash dividend for 2020,” said Scott F. Kavanaugh. “The increase in our cash dividend reflects our strong financial position and the confidence we have in our business model to drive long-term shareholder value.”

About First Foundation

First Foundation (NASDAQ: FFWM), a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com